UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2015

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34460	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4820 Eastgate Mall, Suite 200
San Diego, California 92121
(Address of Principal Executive Offices) (Zip Code)

(858) 812-7300
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On September 22, 2015, Kratos Defense & Security Solutions, Inc. (“Kratos”) issued a press release announcing the completion of its previously announced tender offer for up to $175 million aggregate principal amount of its 7.000% Senior Secured Notes due 2019 (CUSIP No. 50077BAL2). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release, dated September 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.
Date: September 22, 2015
	By:	/s/ Deborah S. Butera
	Name:	Deborah S. Butera
	Title:	Senior Vice President, General Counsel/Registered In-House Counsel, Chief Compliance Officer, and Secretary

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Announces Results of Tender Offer for

7.000% Senior Secured Notes due 2019

SAN DIEGO, CA, September 22, 2015 — Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS), a leading National Security Solutions provider, announced today the results of its previously announced cash tender offer for up to $175 million aggregate principal amount of its 7.000% Senior Secured Notes due 2019 (CUSIP No. 50077BAL2) (“Notes”) on the terms and conditions set forth in the Offer to Purchase dated August 24, 2015 and related Letter of Transmittal. The tender offer expired at 11:59 p.m., New York City time, on September 21, 2015 (the “Offer Expiration Date”).

As of the Offer Expiration Date, $618,647,000 aggregate principal amount of the Notes had been validly tendered, of which $175 million aggregate principal amount was accepted by Kratos for purchase (after applying a proration factor of approximately 28.3207% and the proration procedures described in the Offer to Purchase). Kratos will pay total consideration for the tendered Notes at par, plus accrued and unpaid interest to, but not including, the date on which the tendered Notes are paid, which is expected to be September 22, 2015. Kratos will fund the payment for tendered and accepted Notes with a portion of the net proceeds resulting from the sale of the U.S. and U.K. operations of Kratos’ Electronic Products Division. Notes not tendered in the tender offer will remain outstanding.

Kratos retained SunTrust Robinson Humphrey, Inc. to act as dealer manager and D.F. King & Co. to act as tender agent and information agent for the tender offer.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS) is a specialized Technology Company providing mission critical products, solutions and services for United States National Security. Kratos' core capabilities are sophisticated engineering, manufacturing and system integration offerings for National Security platforms and programs. Kratos' areas of expertise include Command, Control, Communications, Computing, Combat and Intelligence, Surveillance and Reconnaissance (C5ISR) systems, satellite communications, electronic warfare, unmanned systems, hypersonic systems, directed and high power energy systems, electromagnetic railgun, missile defense, cyber warfare, cybersecurity, information assurance, and critical infrastructure security. Kratos has primarily an engineering and technically oriented work force of approximately 3,100. Substantially all of Kratos' work is performed on a military base, in a secure facility or at a critical infrastructure location. Kratos' primary end customers are National Security related agencies. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Kratos and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Kratos undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Kratos in general, see the risk disclosures in the Annual Report on Form 10-K of Kratos for the year ended December 28, 2014, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Kratos.